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                                                                  EXHIBIT 10(y)

                               SEVERANCE AGREEMENT

This Agreement ("Agreement") date June 27, 1996 by and between U.S. Alcohol Testing of America, Inc., a Delaware Corporation (the "Company") and Linda H. Masterson (the "Executive").

                                   WITNESSETH

WHEREAS, since May 13, 1996, the Executive has been employed on an at-will basis by the Company and effective as of the date hereof is employed by the Company on an at-will basis as its President and Chief Operating Officer.

WHEREAS, a condition subsequent to the Executive accepting the Company's offer of employment was that the Company and the executive enter into this Severance Agreement which provides for the Executive's right to severance pay upon her termination as an employee of the Company without cause, and

WHEREAS, the compensation to be paid to the Executive by the Company for the services to be performed is as follows:

                  (i) a base salary of One Hundred Seventy Five Thousand ($175,000) Dollars per annum (the "Base Salary");

                  (ii) grant to her (a) a stock option to purchase 600,000 shares of the Corporation's Common Stock, $.01 par value (the "Common Stock"), at $3.125 per share pursuant to an employee stock option plan (the "Option Plan") to be adopted by the Board of Directors of the Corporation or (b) a Common Stock purchase warrant to purchase 600,000 share of the Common Stock also at $3.125 per share if the Option Plan is not adopted, provided that (I) the option or warrant shall become exercisable as follows: (A) as to 50,000 shares upon the commencement of her employment, (B) as to 100,000 shares on the first anniversary of such commencement of employment, (C) as to 150,000 shares on the second anniversary of such commencement of employment, (D) as to 150,000 shares on the third anniversary of such commencement of employment, and (E) as to 150,000 shares on the fourth anniversary of such commencement of employment,
(ii) the option, if granted, shall expire in accordance with the terms of the Option Plan and (iii) the warrant, if granted, shall expire as to a specified number of shares of the Common Stock four years from the respective date on which the warrant becomes exercisable as to such shares. In the advent of the acquisition, sale or relocation of the Company, or the elimination of the position of President/COO, in Rancho Cucamonga, all stock option shares or warrants will immediately be 100% vested and Registered within 60 days.

                  (iii) grant to her a bonus for the fiscal year ending March 31, 1997 ("fiscal 1997") in the form of a stock option pursuant to the Option Plan, or a warrant if no Option Plan



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is adopted, to purchase (a) 33,000 shares of the Common Stock if the
Corporation and its subsidiaries operate without a net loss for fiscal 1997 and
(b) an additional 50,000 shares of the Common Stock if the Corporation and its subsidiaries have net income of at least $.06 per share of the Common Stock for fiscal 1997, the exercise price of the option or warrant to be the closing sales price in the date of grant which shall be the date on which the results of the operations for fiscal 1997 are reported and the expiration date of which option or warrant shall be as set forth in the Option Plan if an option and four years from the date of grant if a warrant.

                  (iv) bonuses in respect to subsequent fiscal years shall be determined by the Company's Board of Directors or Compensation Committee.

         NOW, THEREFORE, in consideration of the promises of the mutual agreements contained herein, the Company and the Executive hereby agree as follows:

         1. COMPANY'S AND EXECUTIVE'S RIGHT TO TERMINATE. The Company may terminate the Executive's employment at any time, subject to providing the benefits hereinafter specified in the accordance with the terms hereof. The Executive may terminate her employment at any time.

         2. TERMINATION OF EMPLOYMENT. The termination of the Executive as an employee of the Company for Disability or Cause shall be on the following terms and conditions:

                  (i) Disability. Termination by the Company of the Executive's employment based on "Disability" shall mean termination (a) because of the Executive's inability to perform her duties with the Company on a full time basis for four consecutive months or 180 days out of any twelve-month period, as a result of the Executive's incapacity due to physical or mental illness; or (b) as a result of the Executive being certified incompetent by a court of competent jurisdiction and which appeals from such certification have expired.

                 (ii) Cause. Termination by the Company of the Executive's employment for "Cause" shall mean termination because of: (a) the Executive's conviction of a felony; (b) any action by the Executive involving dishonesty, fraud or gross or willful misconduct in connection with her employment with the Company; (c) the Executive's gross negligence in the performance or her duties and obligations hereunder or habitual neglect of her duties; (d) the Executive's substance abuse, including, without limitation, chronic alcoholism or drug addiction; (e) the Executive's intentional refusal or failure to perform her duties as an employee of the Company, including, without limitation, the intentional disregard of a lawful directive by the Board of Directors of the Company or any committee thereof; (f) intentional conduct on the part of the Executive which is knowingly detrimental to the best interests of the Company; or (g) the Executive's failure to perform her duties in a competent manner.

                  (iii) Notice of Termination. Any purported termination by the Company pursuant to Section (i) or (ii) above or for any other reason shall be communicated by written Notice of Termination to the Executive from the Chief Executive Officer at the direction of the Board of Directors of the Company. For the purposes of this Agreement, a "Notice of Termination" shall mean a notice such shall indicate that it is without cause or the specific


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termination provision in the Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

                  (iv) Date of Termination. "Date of Termination" shall mean (a) if the Executive's employment is terminated for Disability, the date specified in the Notice of Termination, (b) if the Executive's employment is terminated for Cause, the date specified in the Notice of Termination, (c) if the Executive's employment is terminated for death, the date of death, (d) if the Executive's employment is terminated, without cause, the date on which a Notice of Termination is given and (e) if the Executive's voluntary resigns his employment, the effective date if such resignation.

           3.     CERTAIN BENEFITS UPON TERMINATION.

                  (i) If the Executive's employment is terminated by the Company other than for Cause, Disability or death, then the Executive shall be entitled to the benefits provided below:

                           (a) the Company shall pay the Executive her full
Base Salary through the Date of Termination at the rate in effect at the time the Notice of Termination is given plus credit for any vacation earned but not taken and the amount, if any, of any bonuses for a past fiscal year which has not yet been awarded or paid to the executive.

                           (b) in lieu of any further salary, bonuses or
benefits payments to the Executive for periods subsequent to the Date of Termination, the Company shall pay as severance pay to the Executive on the 30th day following the Date of Termination a lump sum amount to equal one years Base Salary that would have been paid to the Executive had she not been terminated during the period commencing on the Date of Termination and ending on May 13, 1999;

                           (c) the Company shall maintain in full force and
effect, for the earlier of A) one calendar year or B) the Executive's commencement of full time employment with a new employer, her automobile allowance and all life insurance, medical, health and accident, and disability plans, programs or arrangements in which the Executive was entitled to participate immediately prior to the Date of Termination, provided that the Executive's continued participation is possible under the general terms and provisions of such plans and programs. In the event that the Executive's participation in any such plan or program is barred, the Company shall arrange to provide the Executive with benefits substantially similar to those which the Executive was entitled to receive under such plans and programs;

                  (ii) If the Executive's employment is terminated for Disability under Section 2(i)(b) the Executive shall be entitled to the benefits provided below:

                           (a) the Company shall pay the Executive his full
Base Salary through the Date of Termination at the rate in effect at that time the Notice of Termination is given plus credit for any vacation earned but not taken and the amount, if any, of any bonus for a past fiscal year which has not yet been awarded or paid to the Executive.


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                           (b) in lieu of any further salary, bonuses or
benefits payments to the Executive for periods subsequent to the Date of Termination, the Company shall pay as severance pay to the Executive on the 30th day following the Date of Termination a lump sum amount equal to the annual Base Salary that would have been paid tot he Executive had he not been terminated during the period commencing on the Date of Termination and ending on the earlier of four months after the Date of Termination or May 13, 1999;

                           (c) the Company shall maintain in full force and
effect, the Executive's continued benefit for one year. Her automobile allowance and all life insurance, medical, health and accident, and disability plans, programs or arrangements in which the Executive was entitled to participate immediately prior to the Date of Termination, provided that the Executive's continued participation is possible under the general terms and provisions of such plans and programs. In the event that the Executive's participation in any such plan or program is barred, the Company shall arrange to provide the Executive with benefits substantially similar to those which the Executive was entitled to receive under such plans and programs;

                  (iii) If the Executive's employment is terminated for Cause, Disability under Section 2(i)(a) or death, the Executive shall be paid her full Base Salary through the Date of Termination at the rate in effect at the time the Notice of Termination is given plus credit for any vacation earned but not taken and the amount, if any, of any bonus for a past fiscal year which has not yet been awarded or paid to the Executive.

         4. TERM OF AGREEMENT.  This Agreement shall terminate May 13, 1999.

         5. SUCCESSORS; BINDING AGREEMENT. This Agreement shall be binding upon and shall inquire to the benefit of the respective successors, assigns, legal representatives and heirs of the parties hereto.

         6. NOTICE. Any and all notices or other communications or delivered required or permitted to be given or made shall be in writing and delivered personally, or sent by certified or registered mail, return receipt requested and postage prepaid, or sent by overnight courier service as follows:




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                  If to the Company, at:

                  U.S. Alcohol Testing of America, Inc.
                  10410 Trademark Street
                  Rancho Cucamonga, California  91730

                  Attention:  President

                  With a copy to:

                  Gold & Wachtel, LLP
                  110 East 59th Street
                  New York, NY  10022
                  Attention:  Robert Berend, Esq.

                  If to the Executive, at:

                  Linda H. Masterson
                  4321 N. Studebaker Road
                  Placerville, CA  95664

or at such other address as any party may specify by notice given to such other party in accordance with this Section 6. The date of giving of any such notice shall be the date of hand delivery, two days after the date of the posting of the mail or the date when deposited with the overnight courier.

         7. WAIVER. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer as may be specifically designated by the Board of Directors of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the sale or at any prior or subsequent time.

         8. ENTIRE AGREEMENT. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

         9. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the Validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

         10. COUNTERPARTS. This Agreement may be executed in or one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.




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     11. GOVERNING LAW. This Agreement shall be construed (both as to validity and performance) and enforced in accordance with, and governed by, the laws of the State of California applicable to contracts to be performed entirely within that State, without giving effect to the principles of conflicts of law. Any suit or proceeding arising out of this Agreement shall be brought only in a federal or state court located in the County of San Bernardino, State of California; provided, however, that neither party waives its right to request removal of such action or proceeding from the state court to a federal court in such jurisdiction. The parties hereto each waive any claim that such jurisdiction is not a convenient forum for any such suit or proceeding and the defense of lack of personal jurisdiction.

         IN WITNESS WHEREOF, this Agreement has been executed on June 27, 1996.

                                    U.S. ALCOHOL TESTING OF AMERICA, INC.

                                  By:
                                      --------------------------------
                                         Robert M. Stutman
                                         Chairman, and Chief Executive Officer



                                      -------------------------------
                                         Linda H. Masterson



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